Exhibit 99.1

FOR RELEASE	October 22, 2008

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-787-9696

NORTH STATE BANCORP REPORTS EARNINGS

FOR THIRD QUARTER 2008

RALEIGH, NC … For the quarter ended September 30, 2008, North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank (the “Bank”), reported net income of $586,000 and for the nine month period ended as of the same date, net income was $1,858,000.

“In the current economic environment, we are especially pleased to report positive earnings for the third quarter 2008 and to be able to report net income of nearly $1.9 million for the year-to-date period,” said Larry D. Barbour, president and chief executive officer of the Company. “These are challenging times for our country, for the financial services industry, and for all of us. I believe it is a testament to the strength of our organization that we remain profitable which helps us to prepare for what we believe will be an even more prosperous future.”

In 2007, third quarter net income was $932,000 and for the nine-month period ended September 30, 2007 net income was $2,486,000. “In a year-to-year comparison from September 30, 2007 to September 30, 2008, key income components had increases of 20.0% or greater: interest income on loans was up 20.0%, non-interest income was up 21.0%, and net interest income—which is the heartbeat of earnings for community banks—increased 20.0%,” Barbour said. “In light of the over 300 basis point decrease in the federal funds interest rate over the past year, we are particularly pleased with our income results. While we have not achieved the level of net income we achieved in 2007, we believe the shortfall is a result of the overall economic environment as core earnings are strong in spite of the lower Federal Funds interest rate, as well as the cost of our office expansion. We also continue to focus on expense control, developing profitable mutually beneficial customer relationships, and on growing North State Bank in ways that are prudent today and designed to build future value for all of our stakeholders.”

As of September 30, 2008, total assets were $633.4 million, a 29.2% increase over total assets of $490.1 million reported as of September 30, 2007. Total deposits and total loans at the end of the third quarter 2008 were $558.5 million and $539.5 million, respectively, increases of 28.6% and 30.7%, respectively, compared to total deposits of $434.3 million and total loans of $412.9 million reported as of September 30, 2007.

Noninterest expenses were up 29.0% over the prior year period related to the Bank’s investment in infrastructure by opening new offices—full-services offices in Wilmington and Downtown Raleigh, as well as a loan production office in Morehead City—and hiring experienced staff members for those offices, ones who will develop key relationships, and soundly grow the deposit and loan portfolios of the bank.

“Our focus remains on thinking strategically and executing our plan by serving the niche markets of professionals and their firms, churches, non-profit organizations, and property management companies, as well as high net worth individuals who desire a mutually beneficial banking relationship,” Barbour said. “We are growing deposit marketshare in the geographic markets we serve and we continue to operate the Company on sound banking principles, which has helped us to stay clear of many of the issues that financial services companies have experienced in the past year. We are confident about the future as we continuously strive to become better at what we already do best.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and with one loan production office in Carteret County.

###

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, substantial changes in financial markets, changes in real estate values and the real estate market, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, our limited operating history and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$9,141	$8,415	$26,972	$23,880
Total interest expense	3,875	3,933	11,672	11,139

Net interest income	5,266	4,482	15,300	12,741
Provision for loan losses	777	255	1,874	677

Net interest income after provision for loan losses	4,489	4,227	13,426	12,064
Noninterest income	395	293	1,025	846
Noninterest expense	3,876	3,015	11,421	8,856

Income before income taxes	1,008	1,505	3,030	4,054
Income taxes	422	573	1,172	1,568

Net income	$586	$932	$1,858	$2,486

Share and Per Share Data:
Earnings per share - basic	$0.08	$0.13	$0.26	$0.36
Earnings per share - diluted	$0.08	$0.13	$0.25	$0.34
Book value per share	$4.85	$4.35	$4.85	$4.35
Weighted average shares outstanding:
Basic	7,163,898	6,960,806	7,154,931	6,898,691
Diluted	7,353,146	7,326,126	7,350,125	7,295,443
Financial Condition Period End:
Cash, federal funds sold and due from banks	$56,688	$26,587	$56,688	$26,587
Investment securities	25,096	37,950	25,096	37,950
Loans, net	533,470	408,535	533,470	408,535
Other assets	18,110	17,053	18,110	17,053

Total assets	$633,364	$490,125	$633,364	$490,125

Deposits	$558,546	$434,254	$558,546	$434,254
Other borrowings	36,192	19,569	36,192	19,569
Other liabilities	3,813	5,983	3,813	5,983
Shareholders’ equity	34,813	30,319	34,813	30,319

Total liabilities and shareholder’s equity	$633,364	$490,125	$633,364	$490,125

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$21,615	$28,558	$17,083	$32,801
Investment securities	25,934	38,637	29,253	39,113
Loans, net	534,298	393,962	507,095	372,060
Other assets	17,673	16,658	18,055	14,680

Total assets	$599,520	$477,815	$571,486	$458,654

Deposits	$520,610	$422,423	$486,836	$405,137
Other borrowings	39,930	19,988	45,794	19,957
Other liabilities	4,078	5,740	4,664	5,021
Shareholders’ equity	34,902	29,664	34,192	28,539

Total liabilities and shareholder’s equity	$599,520	$477,815	$571,486	$458,654

Performance Ratios:
Return on average assets	0.39%	0.77%	0.43%	0.72%
Return on average equity	6.68%	12.46%	7.26%	11.65%
Net interest margin	3.61%	3.88%	3.70%	3.87%
Efficiency ratio	68.47%	63.14%	69.96%	65.18%

Asset Quality Ratios:
Net loan charge-offs to average loans	-0.07%	0.00%	-0.23%	-0.11%
Nonperforming loans to period-end loans	0.98%	0.03%	0.98%	0.03%
Nonperforming assets to total assets	0.84%	0.03%	0.84%	0.03%
Allowance for loan losses to:
Nonperforming loans (x)	1.14	30.91	1.14	30.91
Period end loans	1.11%	1.06%	1.11%	1.06%

Other Data:
Average equity to average assets	5.82%	6.21%	5.98%	6.22%
Total shareholder’s equity to assets	5.50%	6.19%	5.50%	6.19%
Number of offices:
Full service banking offices	7	5	7	5
Loan production offices	1	1	1	1
Number of employees (FTEs)	102	89	102	89

6